KRAFT HEINZ TO TRANSFER STOCK EXCHANGE LISTING TO NYSE

PITTSBURGH and CHICAGO – Aug. 26, 2026 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today announced that it will transfer the listing of its common stock to the New York Stock Exchange (NYSE). Kraft Heinz expects its common stock to begin trading on the NYSE on September 14, 2026, under its existing ticker symbol, KHC.

“Our move to the New York Stock Exchange marks an exciting milestone in Kraft Heinz's transformation. We believe the NYSE is a natural home for Kraft Heinz as we enter our next chapter, reflecting the strength of our iconic portfolio, our global scale, and our focus on creating long-term shareholder value,” said Steve Cahillane, CEO of Kraft Heinz.

“We are proud to welcome Kraft Heinz to the NYSE, where it joins our community of iconic American brands and industry leaders,” said Lynn Martin, President, NYSE Group. “Kraft Heinz shares our commitment to innovation with its own unique mission to deliver high-quality, delicious and affordable foods to people around the world. We look forward to supporting the company as it continues to grow its global investor base and fulfill its promise to consumers everywhere.”

ABOUT THE KRAFT HEINZ COMPANY

Kraft Heinz (Nasdaq: KHC) is one of the world’s largest food and beverage companies, with approximately $25 billion in net sales in 2025 and a portfolio of iconic brands enjoyed by consumers in more than 40 countries. By investing in our capabilities and brands, including Heinz, Kraft, Philadelphia, Primal Kitchen, and Lunchables, we are unlocking the full power of our portfolio. We deliver high-quality, great-tasting, and affordable food for the consumers of today, while shaping the future of food. Learn more at www.kraftheinzcompany.com.

Contacts
Kraft Heinz Media Team (media)
media@kraftheinz.com

Anne-Marie Megela (investors)
Anne-Marie.Megela@kraftheinz.com